QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Recent Developments

        On July 22, 2004, we announced that for the first quarter of fiscal 2005 (unaudited) our revenues were $488.6 million, our net earnings were $15.9 million and our cash flow from operating activities was $66.8 million. For the 52 weeks ended July 1, 2004 (unaudited), our revenues were $1,800 million, our net loss was $5.3 million, our cash flow from operating activities was $206.8 million and Adjusted EBITDA was $257.9 million. Adjusted EBITDA of $257.9 million for the 52 weeks ended July 1, 2004 does not reflect $6.0 million for professional and consulting expenses directly related to the Transactions and a possible business combination that was terminated, which when added to Adjusted EBITDA would total $263.9 million. The financial data for the 52 weeks ended July 1, 2004 were derived by adding our audited financial data for fiscal 2004 to our unaudited financial data for the first quarter of fiscal 2005, and subtracting our unaudited financial data for the first quarter of fiscal 2004. For a definition of Adjusted EBITDA, see footnote 9 to "Summary Historical and Pro Forma Financial and Operating Data." As of July 1, 2004, we had $398.7 million of cash and equivalents on our balance sheet.

        The following table illustrates the estimated sources and uses of funds, including assumed liabilities, relating to the Merger and the related Financings (the "Transactions"), assuming the Transactions had occurred on April 1, 2004 and based on the amounts outstanding as of that date. The actual amounts may differ at the time of the actual consummation of the Transactions.

Sources of funds (dollars in thousands)			Uses of funds (dollars in thousands)
Amended credit facility	$—		Payments to equity holders	$1,665,400
Senior floating rate notes due 2011	305,000		Existing Subordinated Notes(b)	686,431
Senior fixed rate notes due 2012	150,000		Existing capital and financing
Existing Subordinated Notes(b)	686,431		lease obligations(c)	61,281
Existing capital and financing			Fees and expenses	73,052
lease obligations(c)	61,281
Existing cash and cash equivalents	333,248
Equity contributions from Holdings	950,204	(a)

Total sources	$2,486,164		Total uses	$2,486,164

(a)
Consists of net proceeds of $163.0 million from the offering of the Holdco Notes and $787.2 million representing the equity contributions of the Sponsors.
(b)
Represents the Company's outstanding 2011 Notes, 2012 Notes and 2014 Notes.
(c)
Consists of capital and financing lease obligations that will remain outstanding after the Transactions.

Summary Historical and Pro Forma Financial and Operating Data

        The table below sets forth certain of our historical and pro forma financial and operating data. The summary historical financial data as of April 1, 2004, April 3, 2003 and March 28, 2002 and for fiscal 2004, 2003 and 2002 presented below is derived from our consolidated financial statements and related notes for such periods. The historical financial data set forth below is qualified in its entirety by reference to our consolidated financial statements and the notes thereto included elsewhere in this offering memorandum. The consolidated financial statements were restated for the fiscal years ended April 3, 2003 and March 28, 2002 as described in Note 1 to our consolidated financial statements and Note 7 to the "Selected Historical Financial and Operating Data" included elsewhere in this offering memorandum.

        The summary unaudited pro forma financial data as of and for fiscal 2004 presented below is derived from our unaudited pro forma condensed consolidated financial information and the notes thereto included under the caption "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this offering memorandum. The unaudited pro forma statement of operations data for fiscal 2004 reflects adjustments to our consolidated historical financial information to give effect to the Transactions as if these transactions had occurred on April 4, 2003. The unaudited pro forma consolidated balance sheet as of April 1, 2004 gives effect to the Transactions as if these transactions had occurred on that date. The summary unaudited pro forma financial and operating information is based on certain assumptions and adjustments and does not purport to present what our actual results of operations would have been had the Transactions and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future.

        The summary financial and operating data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the notes thereto, and our unaudited pro forma condensed consolidated financial information and the notes thereto, each included elsewhere in this offering memorandum.

				Unaudited Pro forma for the Year Ended April 1, 2004
	Historical Years Ended(1)
	April 1, 2004(4)	April 3, 2003(3)(4)	March 28, 2002
		(restated)	(restated)
	(In thousands, except per share and operating data)
Statement of Operations Data:
Total revenues	$1,782,820	$1,785,075	$1,337,887	$1,782,820
Film exhibition costs	649,380	660,982	485,799	649,380
Concession costs	51,259	54,912	42,201	51,259
Theatre operating expense	419,619	438,605	329,298	419,619
Rent	314,024	300,377	234,769	314,024
NCN and other	46,847	52,444	45,264	46,847
General and administrative expense:
Stock based compensation	8,727	2,011	442	8,727
Other	53,864	66,093	37,338	53,864
Preopening expense	3,858	3,227	4,363	3,858
Theatre and other closure expense	4,068	5,416	2,124	4,068
Depreciation and amortization	124,572	126,994	99,022	124,572
Impairment of long-lived assets	16,272	19,563	—	16,272
Disposition of assets and other gains	(2,590)	(1,385)	(1,821)	(2,590)

Total costs and expenses	1,689,900	1,729,239	1,278,799	1,689,900
Other expense(5)	13,947	—	3,754	13,947
Interest expense	77,717	77,800	60,760	108,243	(6)
Investment income	2,861	3,502	2,073	2,861

Earnings (loss) from continuing operations before income taxes	4,117	(18,462)	(3,353)	(26,409)
Income tax provision	11,000	10,000	2,700	(1,200	)(7)

Loss from continuing operations	(6,883)	(28,462)	(6,053)	(25,209)
Loss from discontinued operations net of income tax benefit(2)	(3,831)	(1,084)	(4,325)

Net loss	$(10,714)	$(29,546)	$(10,378)
Preferred dividends	40,277	27,165	29,421

Net loss for shares of common stock	$(50,991)	$(56,711)	$(39,799)

Basic and diluted loss per share:
Loss from continuing operations	$(1.28)	$(1.53)	$(1.50)
Loss from discontinued operations(2)	(0.11)	(0.03)	(0.18)
Net loss per share:	$(1.39)	$(1.56)	$(1.68)

Average shares outstanding:
Basic and diluted	36,715	36,296	23,692

	April 1, 2004(4)	April 3, 2003(3)(4)	March 28, 2002	Unaudited Pro forma for the Year Ended April 1, 2004
		(restated)	(restated)
	(In thousands, except per share and operating data)
Balance Sheet Data (at period end):
Cash and equivalents	$333,248	$244,412	$219,432	$—
Total assets	1,506,534	1,480,698	1,276,970	1,190,968
Corporate borrowings	686,431	668,661	596,540	1,141,431
Capital and financing lease obligations	61,281	59,101	57,056	61,281
Stockholders' equity (deficit)	280,604	279,719	255,415	(489,962)
Cash Flow Data:
Net cash provided by operating activities	$183,278	$128,747	$101,091
Net cash used in investing activities	(69,378)	(137,201)	(144,510)
Net cash provided by (used in) financing activities	(24,613)	33,437	228,879
Other Data:
Capital expenditures	$(95,011)	$(100,932)	$(82,762)
Proceeds from sale/leasebacks	63,911	43,665	7,486
Ratio of earnings to fixed charges(8)	1.0x	—	—	—
Adjusted EBITDA(9)	247,827	230,912	163,218
Operating Data (at period end):
Screen additions	114	95	146
Screen mergers	48	641	68
Screen dispositions	142	111	86
Average screens-continuing operations	3,494	3,498	2,786
Attendance-continuing operations (in thousands)	186,989	197,363	158,241
Number of screens operated	3,544	3,524	2,899
Number of theatres operated	232	239	181
Screens per theatre	15.3	14.7	16.0

(1)
There were no cash dividends declared on our common stock during the last three fiscal years.

(2)
Fiscal 2004, 2003 and 2002 include losses from discontinued operations related to a theater in Sweden that was sold during fiscal 2004. Fiscal 2004 includes a $3,831 loss from discontinued operations (net of income tax benefit of $2,600). Fiscal 2003 includes a $1,084 loss from discontinued operations (net of income tax benefit of $700). Fiscal 2002 includes a $4,325 loss from discontinued operations including a charge for impairment of long-lived assets of $4,668 (net of income tax benefit of $3,600).

(3)
Fiscal 2003 includes 53 weeks. All other years have 52 weeks.

(4)
We acquired Gulf States Theatres on March 15, 2002 and GC Companies, Inc. on March 29, 2002, which significantly increased our size. In the Gulf States Theatres merger, we acquired five theatres with 68 screens in the New Orleans area. In the GC Companies merger, we acquired 66 theatres with 621 screens throughout the United States. Accordingly, results of operations for fiscal 2004 and 2003 are not comparable to our results for the prior fiscal years.

(5)
During fiscal 2004, other expense is solely composed of losses recognized on the redemption of $200,000 of our senior subordinated notes due 2009 and $83,400 of our 2011 Notes. During fiscal 2002, other expense is solely comprised of transaction expenses incurred in connection with the issuance of our Series A convertible preferred stock.

(6)
See Note 6 to "Unaudited Pro Forma Condensed Consolidated Financial Information."

(7)
See Note 7 to "Unaudited Pro Forma Condensed Consolidated Financial Information."

(8)
We had a deficiency of earnings to fixed charges for fiscal 2003 and 2002 of $21.3 million and $4.8 million, respectively. On a pro forma basis for fiscal 2004, we had a deficiency of earnings to fixed charges of $27.6 million. Earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and undistributed equity in losses of joint ventures. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense.

(9)
Adjusted EBITDA is calculated as follows:

	52/53 Weeks Ended
	July 1, 2004	April 1, 2004	April 3, 2003	March 28, 2002
	(Dollars in thousands)
Net loss	$(5,317)	$(10,714)	$(29,546)	$(10,378)
Loss from discontinued operations, net of tax benefit	3,501	3,831	1,084	4,325
Interest expense	77,931	77,717	77,800	60,760
Income tax provision	14,430	11,000	10,000	2,700
Depreciation and amortization	127,475	124,572	126,994	99,022
Impairment of long-lived assets	16,272	16,272	19,563	—
Investment income	(3,001)	(2,861)	(3,502)	(2,073)
Stock-based and special compensation expense	11,070	8,727	21,261	442
Theatre and other closure expense	3,231	4,068	5,416	2,124
Disposition of assets and other gains	(4,885)	(2,590)	(1,385)	(1,821)
Preopening expense	3,249	3,858	3,227	4,363
Other expense (See Note (5) above)	13,947	13,947	—	3,754

Adjusted EBITDA(a)	$257,903	$247,827	$230,912	$163,218

  (a)
  Adjusted EBITDA has not been adjusted to reflect $5.5 million and $6.0 million for the 52 weeks ended April 1, 2004 and July 1, 2004, respectively, for professional and consulting expenses directly related to the Transactions and a possible business combination that was terminated during the 52 weeks ended July 1, 2004. For the 52 weeks ended April 1, 2004 and July 1, 2004, giving effect to this additional adjustment, Adjusted EBITDA would total $253.3 million and $263.9 million, respectively.

        We have provided Adjusted EBITDA in this offering memorandum because we believe it provides investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service our debt. We also use Adjusted EBITDA for incentive compensation purposes.

        Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and our use of the term Adjusted EBITDA varies from others in our industry. Adjusted EBITDA should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

  •
  does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

  •
  excludes tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

  •
  does not reflect management fees that may be paid to the Sponsors in connection with or following the consummation of the Merger; and

  •
  does not reflect the impact of earnings or charges resulting from matters that we and the lenders under the amended and restated credit agreement may consider not to be indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA only supplementally.

RISK FACTORS

Risks related to our notes and this offering

        We may be required to repurchase the 2011 Notes upon consummation of the Merger and we cannot assure you that we will have sufficient funds to purchase such notes.

        Under the indenture governing our 2011 Notes, the Merger will constitute a "change of control" of the Company. As a result, within 30 days following the Merger, we must send a notice to holders of the 2011 Notes offering to purchase all of the outstanding 2011 Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. Within 20 business days of that notice, holders of the 2011 Notes who wish to tender their notes must do so and we will be required to make payment to them promptly thereafter.

        We have obtained a commitment from JPMorgan Chase Bank or affiliates thereof and Citicorp North America, Inc. to finance any purchase of the 2011 Notes. However, such commitment is subject to customary conditions, including conditions relating to the occurrence of material adverse changes and the negotiation of definitive documentation. Accordingly, we cannot assure you that we will be able to obtain such financing or alternate financing or effect such actions on commercially reasonable terms or at all. Additionally, although the 2011 Notes are subordinated in right of payment to the New Notes, including the notes offered hereby, any indebtedness that we incur to refinance the 2011 Notes may not be subordinated to the notes and may take the form of secured debt. Our inability to repurchase all the tendered notes would constitute an event of default under the indenture governing the 2011 Notes and could, in turn, result in an event of default under our amended credit facility and our other outstanding indebtedness.

Risks related to our business

        We are controlled by the Sponsors, whose interests may not be aligned with yours.

        The Sponsors control Holdings, which owns 100% of Marquee. Upon consummation of the Merger, Holdings, through Marquee, will acquire the Company and the Sponsors will have the power to control our affairs and policies. The Sponsors will also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors elected by the Sponsors will have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. The interests of the Sponsors could conflict with your interests. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        We derived the following unaudited pro forma condensed consolidated financial data by applying pro forma adjustments attributable to the Transactions to our historical consolidated financial statements. The unaudited pro forma condensed consolidated statement of operations data for the year ended April 1, 2004 gives effect to the Transactions, including the offering of the notes and the application of the proceeds, as if they had occurred on April 4, 2003. The unaudited pro forma condensed consolidated balance sheet data gives effect to the Transactions, including the offering of the notes and the application of the proceeds, as if they had occurred on April 1, 2004. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements are presented at historical cost, or on a recapitalization basis.

        The pro forma adjustments related to fees and expenses, debt issue costs, interest expense and equity contributions are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. The pro forma adjustments described in the accompanying notes will be made as of the closing date of the Transactions and may differ from those reflected in these unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma condensed consolidated financial information is for illustrative and informational purpose only and should not be considered indicative of the results that would have been achieved had the Transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

AMC Entertainment Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of April 1, 2004
(dollars in thousands)

	As of April 1, 2004
	Historical	Pro Forma Adjustments		Pro Forma
Assets
Cash and equivalents	$333,248	$(772,027 438,779	)(1) (2)	$—
Current assets	102,488	—		102,488
Property, net	777,277	—		777,277
Intangible assets, net	23,918	—		23,918
Goodwill	71,727	—		71,727
Deferred income taxes	143,944	—		143,944
Other long-term assets	53,932	17,682	(1)(2)	71,614

Total assets	$1,506,534	$(315,566)		$1,190,968

Liabilities and Stockholders' Equity
Current liabilities	$298,499	$213,782	(3)	$512,281
Corporate borrowings:
9 1/2% Senior Subordinated Notes due 2011	213,782	(213,782	)(3)	—
9 7/8% Senior Subordinated Notes due 2012	172,649	—		172,649
8% Senior Subordinated Notes due 2014	300,000	—		300,000
% Senior Fixed Rate Notes	—	150,000	(2)	150,000
Senior Floating Rate Notes	—	305,000	(2)	305,000
Capital and financing lease obligations	58,533	—		58,533
Other long-term liabilities	182,467	—		182,467

Total liabilities	1,225,930	455,000		1,680,930

Stockholders' Equity
Series A convertible preferred stock	200	(200	)(4)	—
Common Stock	22,593	(22,593	)(4)	—
Convertible Class B Stock	2,035	(2,035	)(4)	—
Additional paid-in capital	469,498	(469,498	)(4)	—
Accumulated other comprehensive loss	(1,993)	—	(4)	(1,993)
Accumulated deficit	(210,716)	(277,253	)(4)	(487,969)
Common Stock in treasury, at cost	(1,013)	1,013	(4)	—

Stockholders' equity (deficit)	280,604	(770,566)		(489,962)

Total liabilities and Stockholders' Equity	$1,506,534	$(315,566)		$1,190,968

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

AMC Entertainment Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Fifty-two Weeks Ended April 1, 2004
(dollars in thousands except for per share amounts)

	Fifty-two weeks ended April 1, 2004
	Historical	Pro Forma Adjustments		Pro Forma
Revenues	$1,782,820	$—		$1,782,820
Cost of operations	1,167,105	—		1,167,105
Rent	314,024	—		314,024
General and administrative:
Stock-based compensation	8,727	—		8,727
Other(5)	53,864	—		53,864
Preopening expense	3,858	—		3,858
Theatre and other closure expense	4,068	—		4,068
Depreciation and amortization	124,572	—		124,572
Impairment of long-lived assets	16,272	—		16,272
Disposition of assets and other gains	(2,590)	—		(2,590)

Total costs and expenses	1,689,900	—		1,689,900
Other expense	13,947	—		13,947
Interest expense	77,717	28,013 2,513	(6) (6)	108,243
Investment income	2,861	—		2,861

Earnings (loss) before income taxes from continuing operations	4,117	(30,526)		(26,409)
Income tax provision (benefit)	11,000	(12,200	)(7)	(1,200)

Loss from continuing operations	$(6,883)	$(18,326)		$(25,209)

Basic and diluted loss per share:
Loss from continuing operations(a)	$(1.28)

Weighted average number of shares outstanding:
Basic and diluted	36,715

(a)
Includes preferred dividends of $40,277. We have not presented pro forma per share data because all of AMC Entertainment's equity will be owned by Holdings after the Merger.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

AMC Entertainment Inc.
Notes to Unaudited Pro Forma Condensed Consolidated
Financial Information
(dollars in thousands)

(1)
Reflects the sources and uses of funds in connection with the Transactions as summarized below.

Sources of funds:		Uses of funds:
Cash from new equity holders	$950,204	Payment to equity holders	$1,665,400
Net cash used(a)	772,027	Transaction fees(b)	55,370

		Debt issue costs(c)	1,461

Total	$1,722,231		$1,722,231

  (a)
  Consists of net cash provided of $438,779 from the financing transactions (see Note 2 below) in connection with the Transactions along with $333,248 of existing cash.

  (b)
  Represents transaction fees which are expected to be expensed in connection with the Transactions.

  (c)
  Represents debt issuance costs related to the amended credit facility.

(2)
Reflects the sources and uses of the proceeds from the financing transactions in connection with the Transactions as summarized below.

Sources of funds:		Uses of funds:
% Senior fixed rate notes offered hereby	$150,000	Debt issue costs(a)	$16,221
Senior floating rates notes offered hereby	$305,000	Net cash provided	438,779

Total	$455,000		$455,000

  (a)
  Represents debt issue costs in conjunction with the issuance of the notes which are deferred. The $16,221 of debt issue costs referenced in this Note 2 and the $1,461 of debt issue costs referenced in Note 1 above total $17,682 and are considered long-term assets.

(3)
The Merger is expected to constitute a "change of control" of the Company under the 2011 Notes, which would allow the holders of those notes to require us to repurchase their notes at 101% of their aggregate principal amount plus accrued and unpaid interest to the date of purchase. We must make a change of control offer within 30 days of the Merger and the purchase date must be no later than 60 days from the date of the change of control. The change of control offer is required to remain open for at least 20 business days. We have obtained a financing commitment, subject to customary conditions, from JPMorgan Chase Bank or affiliates thereof and Citicorp North America, Inc. in the amount of $220.0 million to finance such a repurchase if necessary. Interest under the financing commitment is variable. We would realize a loss related to repurchasing the 2011 Notes of approximately $5.8 million and we believe (based on current interest rates) that our annual interest expense would not be materially different if we were required to repurchase all of the outstanding 2011 Notes. We have not included any sources related to the financing commitment or any uses related to the 2011 Notes in our pro forma financial data. For purposes of the pro forma financial information, we have assumed that the holders of the 2011 Notes do not accept our change of control offer, although as required by U.S. GAAP, we have classified our 2011 Notes as a current liability on a pro forma basis.

(4)
Reflects the impact on stockholders' equity as a result of the Merger. Series A convertible preferred stock, common stock, Class B common stock, additional paid-in-capital, accumulated deficit and common stock in treasury reflects the conversion and retirement for value of all outstanding common and convertible preferred stock and the subsequent reissuance of common stock to Holdings. Accumulated deficit has been adjusted by $55,370 related to transaction fees that are expected to be recognized in our 2005 consolidated statement of operations but are not reflected in the unaudited pro forma condensed consolidated statement of operations due to the non-recurring nature of the transaction costs. The following table summarizes the aggregate impact on accumulated deficit as a result of the Transactions:

Impact on accumulated deficit as a result of the Transactions:
Series A convertible preferred stock	$200
Common Stock	22,593
Convertible Class B Stock	2,035
Additional paid-in capital	469,498
Common Stock in treasury, at cost	(1,013)
Capital from new equity holders	950,204
Payment to equity holders	(1,665,400)
Transaction fees recorded as expense	(55,370)

Adjustment to accumulated deficit	$(277,253)

(5)
Does not include any management fees that may be paid to the Sponsors after the Merger.

(6)
Represents change in interest expense and amortization of debt issuance costs related to the notes offered hereby:

	Interest Expense	Amortization	Amortizable Life
Senior Fixed Rate Notes (assumed at 8.00%)	$12,000	$675	8 years
Senior Floating Rate Notes (assumed at 5.25%)	16,013	1,546	7 years
Amended credit facility	—	292	5 years

Total	$28,013	$2,513

          Interest rates above used in the computation of pro forma interest expense are subject to change. For the computation of the initial interest rate on the senior floating rate notes, we have utilized a LIBOR rate, as of April 1, 2004, of 1.25%. A 1/8% increase in each of the assumed rates would result in an increase in interest expense of approximately $0.8 million.

          Concurrently with the closing of the offering, Holdings will issue the Holdco Notes, resulting in gross proceeds of $170,000. Interest on the Holdco Notes will accrete semi-annually, unless Holdings elects to pay cash interest as permitted by the terms of the Holdco Notes, for the first 5 years and thereafter interest will be payable in cash semi-annually. Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Holdco Notes other than through any dividends it may receive from us. We will be restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the notes and the Existing Subordinated Notes and our amended credit facility. We have not guaranteed the indebtedness of Holdings nor pledged any of our assets as collateral. Interest related to the Holdco Notes has not been included in our pro forma interest expense.

  (7)
  Represents the income tax impact of additional interest expense at our statutory tax rate of 40%.

BUSINESS

Legal Proceedings

        Litigation Related to the Transactions.    On July 22, 2004, two lawsuits purporting to be class actions were filed in the Chancery Court of the State of Delaware, one naming Apollo, the Company and the Company's directors as defendants and the other naming Apollo and Holdings as defendants. The complaints generally allege the defendant individuals breached their fiduciary duties by agreeing to the Merger, that the transaction is unfair to the minority shareholders of the Company, that the merger consideration is inadequate and that the defendants pursued their own interests at the expense of the shareholders. The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind the Transactions. Similar lawsuits may be filed in the future. We believe these lawsuits are without merit and we do not expect such lawsuits to have a material adverse effect on us or the consummation of the Merger.

QuickLinks

Summary Historical and Pro Forma Financial and Operating Data
RISK FACTORS
Risks related to our notes and this offering
Risks related to our business
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
AMC Entertainment Inc. Unaudited Pro Forma Condensed Consolidated Balance Sheet As of April 1, 2004 (dollars in thousands)
AMC Entertainment Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations Fifty-two Weeks Ended April 1, 2004 (dollars in thousands except for per share amounts)
AMC Entertainment Inc. Notes to Unaudited Pro Forma Condensed Consolidated Financial Information (dollars in thousands)
BUSINESS